Exhibit (a)(5)(H)

Results of the MaxPoint Interactive Tender Offer

RALEIGH, North Carolina, October 9, 2017 – MaxPoint Interactive (NASDAQ: MXPT) today announced the tender results as of one minute after 11:59 p.m., New York City time, on October 6, 2017, of the all-cash tender offer from Valassis, through its parent company, Harland Clarke Holdings, of all of MaxPoint’s common stock.
According to Computershare Trust Company, N.A., the depositary for the offer, 5,431,026 shares of MaxPoint’s common stock were validly tendered and not properly withdrawn as of one minute after 11:59 p.m., New York City time, on October 6, 2017, representing approximately 79.8% of MaxPoint’s total outstanding shares.
It is expected that the 5,431,026 shares of common stock validly tendered and not properly withdrawn will be accepted for payment of $13.86 per share, that the parties will close the merger on October 10, 2017 and that the depositary will promptly issue payment after closing for the shares validly tendered and accepted for payment under the tender offer. In addition, effective immediately prior to the closing of the merger, each share of MaxPoint common stock not tendered in the offer (other than shares held by MaxPoint stockholders who validly exercised appraisal rights under Delaware law with respect to such shares) will be converted into the right to receive $13.86 in cash, without interest and less any applicable withholding taxes. A check for the cash payment payable in respect of such book-entry shares not tendered in the offer is expected to be delivered after the closing of the merger.

About MaxPoint
MaxPoint is a marketing technology company that generates hyperlocal intelligence to optimize brand and retail performance. We provide a platform for brands to connect the digital world with the physical world through hyperlocal execution, measurement, and consumer insights.
The company’s proprietary Digital Zip® technology and the MaxPoint Intelligence Platform™ predict the most likely buyers of a specific product at a particular retail location and then execute cross-channel digital marketing programs to reach these buyers. For more information, visit maxpoint.com.

Contact Information

For MaxPoint:

Media Contact:
Patrick Foarde
Ketchum for MaxPoint
patrick.foarde@ketchum.com
(404) 879-9254

Investor Relations Contact:
Denise Garcia
ir@maxpoint.com
(800) 916-9960

Forward-looking Statements
Statements in this document that are not strictly historical, including statements regarding shares accepted for payment, the closing of the proposed acquisition, payments made following the closing, and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industry in which MaxPoint operates; the parties’ ability to satisfy the conditions to the merger agreement and consummate the transaction and the timing thereof; and the availability of financing on attractive terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in MaxPoint’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The forward-looking statements made herein speak only as of the date hereof and MaxPoint, or any of its affiliates, does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.